Exhibit 12

SCHERING-PLOUGH CORPORATION AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Three Months
	Ended
	March 31,	Years Ended December 31
	2008(1)	2007(1)	2006	2005	2004	2003
	(Dollars in millions)

Income/(loss) before income taxes	$363	$(1,215)	$1,483	$497	$(168)	$(46)
Less: Equity income	517	2,049	1,459	873	347	54

(Loss)/income before income taxes and equity income	(154)	(3,264)	24	(376)	(515)	(100)
Add: Fixed charges:
Preference dividends	38	118	86	86	34	—
Interest expense	138	245	172	163	168	81
One-third of rental expense	20	52	39	37	30	30
Capitalized interest	5	18	13	14	20	11

Total fixed charges	201	433	310	300	252	122
Less: Capitalized interest	5	18	13	14	20	11
Less: Preference dividends	38	118	86	86	34	—
Add: Amortization of capitalized interest	3	15	10	10	9	9
Add: Distributed income of equity investees	539	1,787	1,332	647	228	32

Earnings/(loss) before income taxes and fixed charges (other than capitalized interest)	$546	$(1,165)	$1,577	$481	$(80)	$52

Ratio of earnings to fixed charges	2.7	(2.7)*	5.1	1.6	(0.3)**	0.4 ***

(1)	Income/(loss) before income taxes includes the purchase accounting impacts of the OBS acquisition.

*	For the year ended December 31, 2007, earnings were insufficient to cover fixed charges by $1.6 billion.

**	For the year ended December 31, 2004, earnings were insufficient to cover fixed charges by $332 million.

***	For the year ended December 31, 2003, earnings were insufficient to cover fixed charges by $70 million.

“Earnings” consist of income/(loss) before income taxes and equity income, plus fixed charges (other than capitalized interest and preference dividends), amortization of capitalized interest and distributed income of equity investees. Schering-Plough includes interest expense or interest income on unrecognized tax benefits as a component of income tax expense. “Fixed charges” consist of interest expense, capitalized interest, preference dividends and one-third of rentals, which Schering-Plough believes to be a reasonable estimate of an interest factor on leases. Total rent expense was $60 million for the three months ended March 31, 2008 and was $156 million, $118 million, $110 million, $100 million and $91 million for the years ended December 31, 2007, 2006, 2005, 2004 and 2003, respectively.

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